As filed with the Securities and Exchange Commission on June 14, 2004

Registration No. 333-111436

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE
AMENDMENT NO. 1 TO
FORM S-3 REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

GENERAL CABLE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	06-1398235
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)

4 Tesseneer Drive
Highland Heights, Kentucky 41076
(859) 572-8000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robert J. Siverd
Executive Vice President, General Counsel and Secretary
General Cable Corporation
4 Tesseneer Drive
Highland Heights, Kentucky 41076
(859) 572-8000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Alan H. Lieblich, Esq.
Karim K. Shehadeh, Esq.
Blank Rome LLP
One Logan Square
Philadelphia, Pennsylvania 19103
(215) 569-5500

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this
Registration Statement, as determined in light of market and other conditions.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

     This Post-Effective Amendment No. 1 to Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(c) of the Securities Act of 1933, as amended, may determine.

Prospectus Supplement No. 1 to Prospectus dated May 13, 2004

[GENERAL CABLE LOGO]

GENERAL CABLE CORPORATION

2,070,000 Shares of 5.75% Series A
Redeemable Convertible Preferred Stock
10,345,860 Shares of Common Stock
issuable upon conversion of the Preferred Stock

     We are supplementing our prospectus dated May 13, 2004, which we refer to as the base prospectus. References to the prospectus include the base prospectus and this supplement to the base prospectus, collectively.

     You should read this prospectus supplement together with the base prospectus. The base prospectus is to be delivered with this prospectus supplement. Please see “Where You Can Find More Information” in the base prospectus for a listing of the documents incorporated and deemed to be incorporated by reference in the prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the base prospectus. The terms of the preferred stock are set forth in the base prospectus.

     The prospectus relates to resales of the preferred stock, which we originally issued in a private placement on November 24, 2003, and to common stock that may be issued upon conversion of the preferred stock by securityholders named under the caption “Selling Securityholders” in the prospectus.

     An investment in the preferred stock or common stock involves a high degree of risk. You should carefully consider the risk factors beginning on page 7 of the base prospectus and any other information in the base prospectus before deciding to purchase the preferred stock or common stock.

     The securities offered in the prospectus have not been recommended by the Securities and Exchange Commission or any state or foreign securities commission or any regulatory authority. These authorities have not confirmed the accuracy or determined the adequacy of the prospectus. Any representation to the contrary is a criminal offense.

This prospectus supplement is dated June __, 2004.

     The information appearing under the heading entitled “Selling Securityholders” in the prospectus is amended and restated by the information appearing below.

SELLING SECURITYHOLDERS

     We originally issued the preferred stock on November 24, 2003 in a private placement to UBS Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, whom we refer to as the initial purchasers. The initial purchasers then resold the preferred stock in transactions not requiring registration under the Securities Act or applicable state securities laws to persons the initial purchasers reasonably believed to be “qualified institutional buyers”, as defined in Rule 144A under the Securities Act, in compliance with Rule 144A.

     The selling securityholders may offer all, some or none of the preferred stock.

     The selling securityholders listed below and the beneficial owners of the preferred stock and their transferees, pledgees, donees or other successors, if not identified in the base prospectus then so identified in this prospectus supplement as required, are the selling securityholders under the prospectus. The following table sets forth the name of each selling securityholder, the number of shares of preferred stock owned by each selling securityholder, and the number of shares of common stock issuable upon conversion of the preferred stock owned by each selling securityholder that may be offered pursuant to the prospectus, together with the number of shares of common stock owned by each selling securityholder prior to this offering. This information was supplied to us by or on behalf of the selling securityholders named in the table on or prior to June 9, 2004.

     Because the selling securityholders may offer all or some portion of these securities pursuant to the prospectus, and because we are not currently aware of any agreements, arrangements or understandings with respect to the resale of these securities, we cannot predict the number of shares of the securities that will be held by the selling securityholders upon termination of this offering. In addition, some of the selling securityholders may have sold, transferred or otherwise disposed of all or a portion of their securities since the date on which they provided the information about themselves and the securities they were selling in transactions exempt from the registration requirements of the Securities Act. For information on the procedures for resales by selling securityholders, read the disclosure under the heading “Plan of Distribution” in the base prospectus.

		Percentage of		Shares of Common
	Shares of Preferred	Preferred Stock	Shares of Common	Stock Owned Prior
Selling Securityholder	Stock(1)	Outstanding	Stock(2)	to this Offering

Aftra Health Fund(5)	4,100	*	20,491	Nil

Alexandra Global Master Fund, Ltd.	70,000	3.38%	349,860	Nil

Allstate Insurance Company(3)	40,000	1.93%	199,920	Nil

American AAdvantage Funds(6)	1,300	*	6,497	Nil

Argent Classic Convertible Arbitrage Fund L.P.(16)	5,400	*	26,989	Nil

Argent Classic Convertible Arbitrage Fund II, L.P.(16)	1,600	*	7,996	Nil

Argent Classic Convertible Arbitrage Fund (Bermuda) Ltd.	41,400	2.00%	206,917	Nil

		Percentage of		Shares of Common
	Shares of Preferred	Preferred Stock	Shares of Common	Stock Owned Prior
Selling Securityholder	Stock(1)	Outstanding	Stock(2)	to this Offering

Argent LowLev Convertible Arbitrage Fund Ltd.	23,400	1.13%	116,953	Nil

Arkansas Teachers Retirement(7)	34,155	1.65%	170,706	Nil

Astrazeneca Holdings Pension(9)	3,850	*	19,242	Nil

Aventis Pension Master Trust(6)	1,400	*	6,997	Nil

Baptist Health of South Florida(7)	4,720	*	23,590	Nil

BNP Paribas Arbitrage	77,500	3.74%	387,345	Nil

Boilermaker-Blacksmith Pension Trust(6)	7,700	*	38,484	Nil

BP Amoco PLC Master Trust(12)	16,916	*	84,546	Nil

CALAMOS® Convertible Portfolio – CALAMOS Advisors Trust(6)	1,000	*	4,998	Nil

CALAMOS® Global Convertible Fund –

CALAMOS Investment Trust(6)	4,200	*	20,991	Nil

CEMEX Pension Plan(6)	720	*	3,598	Nil

Context Convertible Arbitrage Fund, LP(8)	22,500	1.09%	112,455	Nil

Delaware PERS(9)	12,225	*	61,100	Nil

Delta Pilots Disability and Survivorship Trust(6)	2,150	*	10,745	Nil

DBAG London(3)(17)	46,045	2.22%	230,132	Nil

Dorinco Reinsurance Company(6)	4,300	*	21,491	Nil

Engineers Joint Pension Fund(7)	3,165	*	15,818	Nil

Exis Holdings Ltd.	63,750	3.08%	318,622	Nil

Froley Revy Investment Convertible Security Fund(9)	1,075	*	5,372	Nil

Goldman Sachs & Co.	20,000	*	99,960	Nil

Grace Brothers, Ltd.(4)(10)	10,000	*	49,980	Nil

		Percentage of		Shares of Common
	Shares of Preferred	Preferred Stock	Shares of Common	Stock Owned Prior
Selling Securityholder	Stock(1)	Outstanding	Stock(2)	to this Offering

Grace Convertible Arbitrage Fund, Ltd.(3)(10)	10,000	*	49,980	Nil

HFR CA Global Select Master Trust Account(16)	9,160	*	45,781	Nil

Hotel Union & Hotel Industry of Hawaii Pension Plan(12)	2,912	*	14,554	Nil

ICI American Holdings Trust(9)	2,825	*	14,119	Nil

Institutional Benchmarks Master Fund Ltd.(12)	17,710	*	88,514	Nil

Jefferies & Company Inc.(4)(12)	59	*	294	Nil

KD Convertible Arbitrage LP(3)(11)	95,500	4.61%	477,309	Nil

KD Convertible Arbitrage Master Fund(3)(11)	32,000	1.55%	159,936	Nil

Knoxville Utilities Board Retirement System(6)	725	*	3,623	Nil

LDG Limited	5,670	*	28,338	Nil

Lexington Vantage Fund	1,440	*	7,197	Nil

LYXOR/Silverado Fund Ltd.	21,775	1.05%	108,831	Nil

Macomb County Employees’ Retirement System(6)	1,650	*	8,246	Nil

McMahan Securities Co. L.P.(4)	72,500	3.50%	362,355	Nil

Newport Alternative Income Fund	12,500	*	62,475	Nil

Nicholas Applegate Capital Management U.S. Convertible Mutual Fund(7)	5,750	*	28,738	Nil

Nuveen Preferred and Convertible Income Fund JPC(9)	46,475	2.25%	232,282	Nil

Nuveen Preferred and Convertible Fund JQC(9)	60,775	2.94%	303,753	Nil

		Percentage of		Shares of Common
	Shares of Preferred	Preferred Stock	Shares of Common	Stock Owned Prior
Selling Securityholder	Stock(1)	Outstanding	Stock(2)	to this Offering

OCLC Online Computer Library Center Inc.(9)	400	*	1,999	Nil

Prudential Insurance Co. of America(9)	300	*	1,499	Nil

San Diego City Retirement(7)	6,855	*	34,261	Nil

San Diego County Convertible(7)	14,490	*	72,421	Nil

SCI Endowment Care Common Trust Fund – First Union(6)	200	*	999	Nil

SCI Endowment Care Common Trust Fund – National Fiduciary Services(6)	875	*	4,373	Nil

SCI Endowment Care Common Trust Fund – Suntrust(6)	450	*	2,249	Nil

Silver Convertible Arbitrage Fund, LDC(16)	15,000	*	74,970	Nil

Silverado Arbitrage Trading, Ltd.(13)	10,725	*	53,603	Nil

Silvercreek II Limited	31,400	1.52%	156,937	Nil

Silvercreek Limited Partnership	50,300	2.43%	251,399	Nil

Sphinx Convertible Arbitrage Fund SPC(12)	6,724	*	33,606	Nil

Sphinx Fund	3,430	*	17,143	Nil

SSI Blended Market Neutral L.P.(12)	7,760	*	38,784	Nil

SSI Hedged Convertible Market Neutral L.P. (12)	12,635	*	63,149	Nil

State of Oregon – Equity(9)	38,450	1.86%	192,173	Nil

Sunrise Partners Limited Partnership	50,000	2.42%	249,900	Nil

Syngenta AG(9)	2,125	*	10,620	Nil

The California Wellness Foundation(6)	2,250	*	11,245	Nil

The Dow Chemical Company Employees’ Retirement Plan(6)	13,880	*	69,372	Nil

		Percentage of		Shares of Common
	Shares of Preferred	Preferred Stock	Shares of Common	Stock Owned Prior
Selling Securityholder	Stock(1)	Outstanding	Stock(2)	to this Offering

The Fondren Foundation(6)	800	*	3,998	Nil

TQA Master Fund Ltd.	56,560	2.73%	282,686	Nil

TQA Master Plus Fund Ltd.	86,610	4.18%	432,876	Nil

UBS Securities LLC(4)(14)	256,150	12.37%	1,280,237	Nil

Union Carbide Retirement Account(6)	6,300	*	31,487	Nil

United Food and Commercial Workers Local 1262 and Employers Pension Fund(6)	3,400	*	16,993	Nil

Univar USA Inc. Retirement Plan(6)	1,700	*	8,496	Nil

Veritas High Yield Arbitrage Fund (Bermuda) Ltd.	59,950	*	299,630	Nil

Veritas High Yield Arbitrage Fund LLC(16)	9,270	*	46,331	Nil

Veritas High Yield Arbitrage Fund II, LLC(16)	14,500	2.90%	72,471	Nil

Viacom Inc. Pension Plan Master Trust(12)	284	*	1,419	Nil

Wachovia Bank National Association(15)	113,750	5.50%	568,522	Nil

Wachovia Capital Markets LLC(4)(15)	3,500	*	17,493	Nil

Wake Forest University(7)	3,480	*	17,393	Nil

Windmill Master Fund, LP	15,000	*	74,970	Nil

Wyoming State Treasurer(7)	7,385	*	36,910	Nil

Xavex Convertible Arbitrage 2 Fund(16)	1,600	*	7,996	Nil

Xavex Convertible Arbitrage 7 Fund	12,720	*	63,574	Nil

Xavex Convertible Arbitrage 10 Fund(16)	1,600	*	7,996	Nil

Zurich Institutional Benchmarks Master Fund	13,570	*	67,822	Nil

		Percentage of		Shares of Common
	Shares of Preferred	Preferred Stock	Shares of Common	Stock Owned Prior
Selling Securityholder	Stock(1)	Outstanding	Stock(2)	to this Offering

Total for Listed Selling Securityholders	1,860,375	89.87%	9,298,154	N/A

Unknown(18)	209,625	10.13%	1,047,706	N/A

Total Issue	2,070,000	100.0%	10,345,860	N/A

*	Less than 1%

(1)	In each case, none of these securities were held prior to this offering.

(2)	Based on the shares of common stock originally issuable upon conversion of the preferred stock with fractions rounded down to the nearest whole share. The number of shares of common stock so issuable is subject to increase as a result of antidilution adjustments. No fractional shares of common stock will be issued upon conversion of the preferred stock. Instead of issuing fractional shares, the holder will be entitled to receive an amount in cash equal to the same fraction of the closing price of shares of our common stock delivered as of the second trading day immediately preceding the effective date of conversion. See “Description of the Preferred Stock—Conversion Rights” in the base prospectus.

(3)	Such selling securityholder is an affiliate of a broker-dealer. We have received assurances that such selling securityholder acquired the securities in the ordinary course of business and, at the time of its purchase of the securities, such selling securityholder had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

(4)	Such selling securityholder is a broker-dealer, and is deemed to be, under interpretations of the Securities and Exchange Commission, an “underwriter” within the meaning of the Securities Act.

(5)	The selling securityholder has advised us that the natural person having voting and dispositive power over the securities is Don Morgan.

(6)	The selling securityholder has advised us that the natural person having voting and dispositive power over the securities is Nick Calamos.

(7)	The selling securityholder has advised us that the natural person having voting and dispositive power over the securities is Horacio Valeiras.

(8)	The selling securityholder has advised us that the natural person having voting and dispositive power over the securities is Michael Rosen.

(9)	The selling securityholder has advised us that the natural person having voting and dispositive power over the securities is Anne Houlihan.

(10)	The selling securityholder has advised us that the natural persons having voting and dispositive power over the securities are Michael Brailove and Brad Whitmore.

(11)	The selling securityholder has advised us that the natural person having voting and dispositive power over the securities is Jeff Fachler.

(12)	The selling securityholder has advised us that the natural persons having voting and dispositive power over the securities are John Gottfurcht, Amy Jo Gottfurcht and George Douglas.

(13)	The selling securityholder has advised us that the natural persons having voting and dispositive power over the securities are Jeffrey Cohen and John Siebel.

(14)	The selling securityholder has advised us that the natural persons having voting and dispositive power over the securities are Richard Mauro, Cristy Baker, Keith Ackerman and Eric Yuan.

(15)	The selling securityholder has advised us that the natural persons having voting and dispositive power over the securities are Eric Grant and Eric Payton.

(16)	The selling securityholder has advised us that the natural persons having voting and dispositive power over the securities are Nathaniel Brown and Robert Richardson.

(17)	The selling securityholder has advised us that the natural person having voting and dispositive power over the securities is Dan Azzi.

(18)	The name “Unknown” represents the remaining selling securityholders from whom we have not received a completed questionnaire. We are unable to provide the names of these securityholders because the preferred stock held by these securityholders are currently evidenced by a global preferred stock certificate which has been deposited with DTC and registered in the name of Cede & Co. as DTC’s nominee. Information about these remaining selling securityholders will be provided in additional post-effective amendments to the registration statement of which the prospectus forms a part.

     Only selling securityholders identified above who beneficially own the preferred stock set forth opposite each such selling securityholder’s name in the foregoing table on the effective date of the registration statement, of which this prospectus forms a part, may sell such securities pursuant to the registration statement. Prior to any use of this prospectus in connection with an offering of the preferred stock or the underlying common stock by any holder not identified above, we will file a further post-effective amendment to the registration statement, of which this prospectus forms a part, to set forth the name and aggregate amount of the preferred stock beneficially owned by the selling securityholder intending to sell such preferred stock or the underlying common stock and the aggregate amount of preferred stock or the number of shares of the underlying common stock to be offered. The prospectus, as supplemented, will also disclose whether any selling securityholder selling in connection with such prospectus has held any position or office with, has been employed by or otherwise has had a material relationship with us during the three years prior to the date of the prospectus if such information has not been disclosed herein.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

     Previously provided.

Item 15. Indemnification of Directors and Officers.

     Pursuant to the authority conferred by Section 102 of the Delaware General Corporation Law, as amended (“DGCL”), Article VII of the registrant’s amended and restated certificate of incorporation contains provisions which eliminate personal liability of members of the registrant’s board of directors for violations of their fiduciary duty of care. Neither the DGCL nor our amended and restated certificate of incorporation, however, limits the liability of a director for breaching his duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying a dividend or approving a stock repurchase under circumstances where such payment or repurchase is not permitted under the DGCL, or obtaining an improper personal benefit. Article VII of the registrant’s amended and restated certificate of incorporation, also provides that if the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, the liability of the registrant’s directors shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

     In accordance with Section 145 of the DGCL, which provides for the indemnification of directors, officers and employees under certain circumstances, Article XIV of the registrant’s amended and restated bylaws provides that the registrant is obligated to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the registrant in which such person has been adjudged liable to the registrant) by reason of the fact that he is or was a director, officer or employee of the registrant, or is or was a director, officer or employee of the registrant serving at the request of the registrant as a director, officer, employee or agent or another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of any action, suit or proceeding by or in the right of the registrant in which a claim, issue or matter as to which such person shall have been adjudged to be liable to the registrant, such person shall be indemnified only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought has determined that such person is fairly and reasonably entitled to indemnify for such expenses which such court shall deem proper.

     The registrant currently maintains an insurance policy that provides coverage pursuant to which the registrant will be reimbursed for amounts it may be required or permitted by law to pay to indemnify directors and officers.

Item 16. Exhibits.

3.1	Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-1 (File No. 333-22961) of the Company filed with the Securities and Exchange Commission on March 7, 1997, as amended (the “Initial S-1”))

3.2	Amended and Restated By-Laws of the Company (incorporated by reference to Exhibit 3.2 to the Initial S-1)

4.1	Certificate of Designations filed with the Secretary of State of Delaware on November 21, 2003, setting forth the powers, preferences and rights, and the qualifications, limitations and restrictions of the Company’s 5.75% Series A redeemable convertible preferred stock (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K dated December 12, 2003)

4.2	Registration Rights Agreement, dated as of November 24, 2003, among the Company, Merrill Lynch, Pierce, Fenner & Smith Incorporated and UBS Securities LLC, as initial purchasers (incorporated by reference to Exhibit 4.3 to the Current Report on Form 8-K dated December 12, 2003)

5.1*	Opinion of Blank Rome LLP

12.1*	Computation of Ratio of Earnings to Fixed Charges

23.1	Independent Auditors’ Consent

23.2*	Consent of Blank Rome LLP (included in Exhibit 5.1)

24.1*	Powers of Attorney

*	Previously filed

Item 17. Undertakings.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim of indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the registration statement (No. 333-111426) to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Highland Heights, State of Kentucky, on this 14th day of June 2004.

GENERAL CABLE CORPORATION
(Registrant)

By:	/s/Robert J. Siverd

Robert J. Siverd
Executive Vice President,
General Counsel and Secretary

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the registration statement (No. 333-111426) has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	Director, President and Chief Executive Officer (Principal Executive Officer)	June 14, 2004
Gregory B. Kenny
*	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial	June 14, 2004
Christopher F. Virgulak	and Accounting Officer)	June 14, 2004

/s/Robert J. Siverd	Executive Vice President, General Counsel and Secretary	June 14, 2004
Robert J. Siverd
*	Director	June 14, 2004
Jeffrey Noddle
*	Director	June 14, 2004
John E. Welsh, III
*	Director	June 14, 2004
Robert L. Smialek
*	Director	June 14, 2004
Gregory E. Lawton

*	By:	/s/Robert J. Siverd

Robert J. Siverd
Attorney-in-Fact

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